EXHIBIT A(7)
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                              ARTICLES OF AMENDMENT
                         OF GABELLI COMSTOCK FUNDS, INC.

         Gabelli   Comstock   Funds,   Inc.,   a   Maryland   corporation   (the
"Corporation"), having its principal office at One Corporate Center, Rye, New York 10580-1434, certifies as follows:

         FIRST: The Corporation desires to amend its Charter as currently in effect.


         SECOND: The amendments to the Charter of the Corporation set forth herein shall become effective on the date and at the time that these articles of Amendment (these "Articles") are filed with, and approved and accepted for record by, the State Department of Assessments and Taxation of Maryland in accordance with the Maryland General Corporation Law.

         THIRD: ARTICLE II of the Corporation's Charter is hereby deleted in its entirety and in its place shall be inserted the following:

                                   ARTICLE II

                                      NAME
                                      ----

               The name of the Corporation is Comstock Funds, Inc.

         FOURTH: The Gabelli Comstock Strategy Fund series of the Corporation is hereby redesignated the Comstock Strategy Fund and in designation of each class of shares of such series the words Comstock Strategy Fund are hereby substituted for the words Gabelli Comstock Strategy Fund.

         FIFTH: The Gabelli Comstock Capital Value Fund series of the Corporation is hereby redesignated the Comstock Capital Value Fund and in designation of each class of shares of such series the words Comstock Capital Value Fund are hereby substituted for the words Gabelli Comstock Capital Value Fund.

         SIXTH: The amendments to the Charter of the Corporation set forth in these Articles were approved by the Board of Directors of the Corporation in accordance with the provisions of ss.2-605 of the Maryland General Corporation Law by a unanimous consent dated July 31, 2000.

         SEVENTH: The foregoing amendments to the Charter of the Corporation are limited to changes expressly permitted by ss.2-605 of Subtitle 6 of Title 2 of the Maryland General Corporation Law to be made without action by stockholders.

         EIGHTH: The Corporation is registered as an open-end company under the Investment Company Act of 1940, as amended.

         IN WITNESS WHEREOF, Gabelli Comstock Funds, Inc. has caused these Articles of Amendment to be executed in its name and on its behalf by its Executive Vice President who acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, acknowledges that, to the best of his knowledge, information and belief and under the penalties of perjury, all matters and facts contained herein are true in all material respects, as of this 1st day of August, 2000.

ATTEST:                                     GABELLI COMSTOCK FUNDS, INC.

James E. McKee                              By: Bruce N. Alpert
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/s/James E. McKee                           /s/ Bruce N. Alpert
Secretary                                   Executive Vice President